Exhibit 99.1

GeoMet Announces Financial and Operating Results for the Quarter and Nine months ended September 30, 2012

Houston, Texas— November 13, 2012-GeoMet, Inc. (OTCQ: GMET; NASDAQ: GMETP) (“GeoMet” or the “Company”) today announced its financial and operating results for the quarter and nine months ended September 30, 2012.

William C. Rankin, GeoMet’s President and Chief Executive Officer, commented, “In August, we amended our bank credit agreement to address the borrowing base deficiency that then existed and have recently begun a scheduled borrowing base determination which should be complete in December. Year to date, we have reduced bank debt by approximately $15 million through internally generated cash flow. We are currently in compliance with all the terms of our amended credit agreement. Our search for strategic alternatives continues. We intend to explore all options.”

Third Quarter 2012 Financial and Operating Results

For the quarter ended September 30, 2012, GeoMet reported a net loss of $34.4 million. Included in the net loss was a $25.4 million impairment to the Company’s gas properties, a $4.8 million loss on natural gas derivatives, and a $1.4 million write off of debt issuance costs. For the quarter ended September 30, 2011, GeoMet reported net income of $2.4 million. Included in net income was a $4.2 million gain on natural gas derivatives.

For the quarter ended September 30, 2012, GeoMet reported a net loss available to common stockholders of $35.8 million, or $0.89 per fully diluted share. Included in the net loss available to common stockholders for the quarter ended September 30, 2012 were charges of $0.5 million for accretion of preferred stock and $0.9 million for paid-in-kind (“PIK”) dividends on preferred stock. For the quarter ended September 30, 2011, GeoMet reported net income available to common stockholders of $0.6 million, or $0.02 per fully diluted share. Included in net income available to common stockholders for the quarter ended September 30, 2011 were charges of $0.4 million for accretion of preferred stock and $1.4 million for PIK dividends on preferred stock.

For the quarter ended September 30, 2012, Adjusted EBITDA increased to $5.1 million from $4.3 million in the prior year quarter. Adjusted EBITDA is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted EBITDA to Net (Loss) Income.  Adjusted EBITDA, including the return of basis in the settlement of natural gas derivative contracts in the amount of $2.2 million acquired in the November 2011 asset purchase, totaled $7.3 million for the current year quarter. We believe this non-GAAP measure is also important for the reporting period because it includes the total cash flows being generated by the hedges acquired in the November 2011 asset purchase. Such hedges were integral and a critical component of the value related to acquired gas properties.

Revenues combined with all cash settlements of natural gas derivative contracts increased to $15.4 million for the quarter ended September 30, 2012 from $10.3 million in the prior year quarter. The average natural gas price, adjusted for all cash settlements of natural gas derivative contracts, was $4.52 per Mcf during the quarter ended September 30, 2012 versus $5.26 per Mcf for the prior year quarter. Revenues, as reported for the quarter ended September 30, 2012, which excludes the effects of all cash settlements of natural gas derivative contracts, were $9.7 million, as compared to $8.6 million for the prior year quarter. The average natural gas price, excluding the effects of all cash settlements of natural gas derivative contracts, for the quarter ended September 30, 2012 was $2.83 per Mcf as compared to the prior year quarter average of $4.39 per Mcf.

Average net gas sales volumes for the quarter ended September 30, 2012 were 36.9 MMcf per day, a 75% increase from the same quarter in 2011 primarily due to the properties acquired in the November 2011 asset purchase.

Nine Months Ended September 30, 2012 Financial and Operating Results

For the nine months ended September 30, 2012, GeoMet reported a net loss of $141.2 million. Included in the net loss was an $83.5 million impairment of gas properties, a $44.0 million write off of our deferred tax asset, a $1.4 million write off of debt issuance costs, a $1.0 million charge for restructuring costs and a $0.7 million loss on the disposal of our Canadian operations. For the nine months ended September 30, 2011, GeoMet reported net income of $4.0 million. Included in net income was a $6.6 million gain on natural gas derivatives.

For the nine months ended September 30, 2012, GeoMet reported a net loss available to common stockholders of $145.4 million, or $3.63 per fully diluted share. Included in the net loss available to common stockholders for the nine months ended September 30, 2012 were charges of $1.4 million for accretion of preferred stock and $2.8 million for PIK dividends on preferred stock. For the period ended September 30, 2011, GeoMet reported a net loss available to common stockholders of $1.4 million, or $0.03 per fully diluted share. Included in the net loss available to common stockholders for the period ended September 30, 2011 were charges of $1.3 million for accretion of preferred stock and $4.0 million for PIK dividends on preferred stock.

For the nine months ended September 30, 2012, Adjusted EBITDA increased to $16.2 million from $15.0 million in the prior year period. Adjusted EBITDA is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted EBITDA to Net (Loss) Income.  Adjusted EBITDA, including the return of basis in the settlement of natural gas derivative contracts in the amount of $7.2 million acquired in the November 2011 asset purchase, totaled $23.4 million for the current year period. We believe this non-GAAP measure is also important for the reporting period because it includes the total cash flows being generated by the hedges acquired in the November 2011 asset purchase.  Such hedges were integral and a critical component of the value related to acquired gas properties.

Revenues combined with all cash settlements of natural gas derivative contracts, increased to $48.4 million for the nine months ended September 30, 2012 from $31.6 million in the prior year period. The average natural gas price, adjusted for all cash settlements of natural gas derivative contracts, was $4.61 per Mcf during the nine months ended September 30, 2012 versus $5.59 per Mcf for the prior year period. Revenues, as reported for the nine months ended September 30, 2012, which excludes the effects of all cash settlements of natural gas derivative contracts, were $27.7 million, as compared to $24.9 million for the prior year period. The average natural gas price, excluding the effects of all cash settlements of natural gas derivative contracts, for the nine months ended September 30, 2012 was $2.62 per Mcf as compared to the prior year period average of $4.40 per Mcf.

Average net gas sales volumes for the nine months ended September 30, 2012 were 38.2 MMcf per day, an 86% increase from the same period in 2011 primarily due to the properties acquired in the November 2011 asset purchase.

As of September 30, 2012, we had a working capital deficit of $7.9 million.  The working capital deficit as of September 30, 2012 was primarily the result of the classification of $14.1 million of our borrowings under our credit agreement as a current liability for scheduled payments over the next twelve months. We believe that our cash flows generated by the Company, will provide us with sufficient resources to fund our working capital deficit and to meet our obligations in connection with operating our properties. However, there can be no assurance that future borrowing base determinations will not result in additional payment obligations under the credit agreement or that our cash flows will not be adversely impacted by events beyond our control.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical facts, all statements included in the document, including those preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such words are forward-looking statements.  These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are volatility of future natural gas prices, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. GeoMet undertakes no duty to update or revise these forward-looking statements.

Conference Call Information

GeoMet will hold its quarterly conference call to discuss the results for the quarter and nine months ended September 30, 2012 on November 13, 2012 at 10:30 a.m. Central Time. To participate, dial (888) 452-4023 a few minutes before the call begins. Please reference GeoMet, Inc. conference ID 5354330. The call will also be broadcast live over the Internet from the Company’s website at www.geometinc.com. A replay of the conference call will be accessible shortly after the end of the call on November 13, 2012 and will be available through November 24, 2012. To access the conference call replay, please dial (888) 203-1112 and enter replay pass code 5354330 when prompted.

About GeoMet, Inc.

GeoMet, Inc. is engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”). Our principal operations and producing properties are located in the Cahaba and Black Warrior Basins in Alabama and the Central Appalachian Basin in Virginia and West Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com) or visit our website at www.geometinc.com.

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues:
Gas sales	$9,610	$8,520	$27,465	$24,702
Operating fees and other	55	65	191	210
Total revenues	9,665	8,585	27,655	24,912

Expenses:
Total production expenses	7,076	4,456	21,385	12,831
Depreciation, depletion and amortization	2,540	1,677	9,460	4,901
Impairment of gas properties	25,432	—	83,467	—
General and administrative	1,097	1,159	3,765	4,084
Restructuring costs	188	—	953	—
Acquisition costs	—	371	—	371
Realized gains on derivative contracts	(3,496)	(1,682)	(13,600)	(6,715)
Unrealized losses (gains) on derivative contracts	8,280	(2,544)	13,259	109
Total operating expenses	41,117	3,437	118,689	15,581

Operating (loss) income	(31,452)	5,148	(91,033)	9,332

Write off of debt issuance costs	(1,378)	—	(1,378)	—
Other expenses & interest, net	(1,512)	(851)	(4,056)	(2,511)

(Loss) income before income taxes and discontinued operations	(34,342)	4,297	(96,467)	6,821
Income tax expense	(6)	(1,620)	(44,037)	(2,527)

(Loss) income before discontinued operations	(34,348)	2,677	(140,504)	4,294
Discontinued operations, net of tax	(26)	(247)	(722)	(341)

Net (loss) income	$(34,374)	$2,430	$(141,226)	$3,953

Accretion of Preferred Stock	(485)	(449)	(1,418)	(1,309)
Cash Dividends on Preferred Stock	(1)	(1)	(2)	(2)
PIK Dividends on Preferred Stock	(904)	(1,378)	(2,764)	(4,010)

Net (loss) income available to common stockholders	$(35,764)	$602	$(145,410)	$(1,368)

Net (loss) income per common share:
Basic	$(0.89)	$0.02	$(3.63)	$(0.03)
Diluted	$(0.89)	$0.02	$(3.63)	$(0.03)
Weighted average number of common shares:
Basic	40,287	39,640	40,019	39,577
Diluted	40,287	39,968	40,019	39,577

GEOMET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$7,006	$458
Accounts receivable	4,412	4,402
Inventory	299	597
Derivative asset — natural gas hedges	6,813	20,685
Other current assets	1,387	1,141

Total current assets	19,917	27,283

Property and equipment — net	84,712	176,393

Other noncurrent assets:
Derivative asset — natural gas hedges	—	1,766
Deferred income taxes	1,422	48,171
Other	2,037	3,533

Total other noncurrent assets	3,459	53,470

TOTAL ASSETS	$108,088	$257,146

LIABILITIES, MEZZANINE AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$8,778	$7,500
Accrued liabilities	2,465	3,936
Deferred income taxes	1,422	4,153
Derivative liability — natural gas contracts	1,066	—
Asset retirement liability	—	32
Current portion of long-term debt	14,100	92

Total current liabilities	27,831	15,713

Long-term debt	131,500	158,172
Asset retirement liability	8,486	8,139
Derivative liability — natural gas contracts	3,703	—
Other long-term accrued liabilities	151	8

TOTAL LIABILITIES	171,671	182,032

Mezzanine equity:
Series A Convertible Redeemable Preferred Stock	33,283	28,483

Stockholders’ (deficit) equity	(96,866)	46,631

TOTAL LIABILITIES, MEZZANINE AND STOCKHOLDERS’ (DEFICIT) EQUITY	$108,088	$257,146

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2012	2011
Net cash provided by operating activities	$13,595	$11,583
Net cash provided by (used in) investing activities (1)	6,295	(11,873)
Net cash (used in) provided by in financing activities (2)	(13,347)	216
Effect of exchange rates changes on cash	5	—
Increase (decrease) in cash and cash equivalents	6,548	(74)
Cash and cash equivalents at beginning of period	458	537
Cash and cash equivalents at end of period	$7,006	$463

(1)   Net cash provided by investing activities for the nine months ended September 30, 2012 primarily consists of the return of basis in the settlement of natural gas derivative contracts acquired in the November 2011 asset purchase.

(2)   Primarily consists of reduction of bank debt.

GEOMET, INC.

OPERATING STATISTICS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Per Mcf data ($/Mcf):
CONSOLIDATED
Net sales volumes (MMcf)	3,391	1,940	10,468	5,619
Average natural gas sales price realized(1)	$3.87	$5.26	$3.92	$5.59
Average natural gas sales price realized including return of basis (2)	$4.52	$5.26	$4.61	$5.59
Differential to NYMEX (3)	$0.03	$0.20	$0.04	$0.19
Average natural gas sales price	$2.83	$4.39	$2.62	$4.40
Lease operating expenses	$1.30	$1.54	$1.28	$1.56
Compression and transportation expenses	$0.65	$0.56	$0.65	$0.53
Production taxes	$0.13	$0.20	$0.12	$0.19
Total production expenses	$2.09	$2.30	$2.04	$2.28
Depletion	$0.72	$0.82	$0.87	$0.82
CENTRAL APPALACHIAN BASIN
Net sales volumes (MMcf)	2,374	1,480	7,344	4,267
Lease operating expenses	$1.21	$1.14	$1.20	$1.18
Compression and transportation expenses	$0.83	$0.60	$0.83	$0.57
Production taxes	$0.12	$0.20	$0.11	$0.19
Total production expenses	$2.16	$1.94	$2.14	$1.94
ALABAMA
Net sales volumes (MMcf)	1,017	460	3,125	1,352
Lease operating expenses	$1.51	$2.81	$1.44	$2.79
Compression and transportation expenses	$0.25	$0.42	$0.232	$0.38
Production taxes	$0.15	$0.20	$0.14	$0.21
Total production expenses	$1.91	$3.43	$1.81	$3.38

(1)      Average natural gas sales price realized includes the effects of realized gains and losses on derivative contracts.

(2)      Average natural gas sales price realized includes the effects of realized gains and losses on derivative contracts, as well as the return of the original basis in the derivative contracts.

(3)      The difference between the average natural gas price for the period, before the impact of gains on derivative contracts, and the final average settlement price for natural gas contracts on the New York Mercantile Exchange (“NYMEX”) for each month during the applicable period weighted by gas sales volumes which were adversely impacted by the acquisition completed in November 2011.

(4)      Average natural gas sales price excludes the effects of realized gains and losses on derivative contracts, as well as the return of the original basis in the derivative contracts.

GEOMET, INC.

CONSOLIDATED DERIVATIVE CONTRACT POSITIONS

At September 30, 2012, the Company had the following natural gas swap position:

Period	Volume (MMBtu)	Price
Fourth Quarter of 2012	3,193,969	$4.88
First Quarter of 2013	2,880,000	$4.42
Second Quarter of 2013	2,912,000	$3.60
Third Quarter of 2013	2,944,000	$3.60
Fourth Quarter of 2013	2,944,000	$3.60
First Quarter of 2014	1,440,000	$3.82
	8,590,979

At September 30, 2012, we had the following natural gas collar positions:

Period	Volume (MMBtu)	Sold Ceiling	Bought Floor
January 2014 through December 2015	3,650,000	$4.30	$3.60
January 2014 through December 2015	3,650,000	$4.20	$3.50
	7,300,000

At September 30, 2012, we had the following natural gas basis swap position:

Period	Volume (MMBtu)	Fixed Basis
October through December 2012	138,000	$0.04

As of September 30, 2012, we had the following forward sales at NYMEX plus a fixed basis:

Period	Volume (MMBtu)	Fixed Basis
October 2012 through March 2013	910,000	$0.19
November 2012 through March 2013	1,540,200	$0.22
	2,450,200

GEOMET, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET (LOSS) INCOME

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net (loss) income	$(34,374)	$2,430	$(141,226)	$3,953
Add: Interest expense, net of interest income and amounts capitalized and amortization of loan fees	2,890	864	5,430	2,519
(Deduct) Add: Other expense (income)	(1)	(13)	3	(8)
Add (Deduct): Income tax expense (benefit)	6	1,620	44,037	2,527
Add: Impairment of gas properties	25,432	—	83,467	—
Add : Depreciation, depletion and amortization (1)	2,540	1,677	9,460	4,901
Add (Deduct): Unrealized (gains) losses on derivative contracts	8,280	(2,544)	13,259	109
Add: Loss on the sale Hudson’s Hope Gas, Ltd.	—	—	683	—
Add: Stock based compensation	120	125	513	576
Add: Accretion expense — asset retirement obligations	193	137	585	408
Adjusted EBITDA	$5,086	$4,296	$16,211	$14,985

(1)   Depreciation, depletion and amortization include amounts reported in Discontinued operations, net of tax on the Condensed Consolidated Statements of Operations.

The table above reconciles Adjusted EBITDA to net (loss) income. Adjusted EBITDA is defined as net (loss) income before net interest expense, other non-operating expense (income), income taxes, depreciation, depletion, amortization, impairment of gas properties, unrealized (gains) losses on natural gas derivative contracts, loss on the sale Hudson’s Hope Gas, Ltd., stock-based compensation and accretion expense. Although Adjusted EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), management believes that it is useful to GeoMet and to an investor in evaluating our company because it is a widely used measure to evaluate a company’s cash flows and operating performance.